Exhibit 99.1

Gerber Scientific Confirms Fiscal Year 2009 Earnings Guidance Despite Softness in Certain Markets; Announces 6% Reduction in Work Force

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB), a worldwide leader in integrated automation solutions, today announced it is reducing its global work force by approximately 6 percent. This reduction is in response to a significant softening in demand during the fiscal first quarter ended July 31, 2008 for the Company’s ophthalmic lens processing and apparel and flexible materials equipment. However, as a result of these actions and the continued ramp up in demand and production of sign making and specialty graphics products, the Company confirms its previous full year earnings guidance for fiscal year 2009 of between $0.72 and $0.82 per diluted share.

In connection with the reductions, Gerber expects to record approximately $1.0 million in charges for severance benefits, all in the form of cash payments, during the second quarter of this fiscal year. The actions will eliminate approximately 135 positions worldwide, and result in expected savings of approximately $5.5 million in fiscal 2009 and approximately $8.8 million annualized savings going forward.

“While the longer-term outlook for our apparel cutting and lens processing equipment is positive and we still expect to sell between 400 and 600 Solara ionTM printers for the year, we believe it is prudent to act aggressively now to respond to current market softness,” commented Marc T. Giles, President and Chief Executive Officer of Gerber Scientific, Inc. “While this was a difficult decision for us to make, these work force actions were necessary for us to achieve our commitment to continuously improve our operating margins.”

Gerber has updated its revenue expectations for this fiscal year ending April 30, 2009 to be in the range of $660 to $690 million, or up 3 to 8 percent from fiscal 2008. While this revenue guidance is about $30 million below previous guidance, the Company continues to confirm its previous full year earnings guidance for fiscal year 2009 of between $0.72 and $0.82 per diluted share, net of the anticipated severance charges, but expects this year’s fiscal first quarter earnings to fall below the same quarter of last year.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making, specialty graphics and packaging, apparel and flexible materials, and ophthalmic lens processing industries. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products and Spandex, Gerber Technology, and Gerber Coburn.

Forward-looking Statements:
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows, product launches and planned cost reductions are forward-looking statements that involve risks and uncertainties. For information identifying other important economic, political, regulatory, legal, technological, competitive and other risks and uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2008 under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Influence Future Results," as well as information included in subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which outline certain important risks regarding the Company's forward-looking statements. The forward-looking statements contained in this release are made as of the date of this release, and the Company expressly disclaims any obligation to update or revise any forward-looking statements contained in this release, except as required by law.